UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported): September 1, 2011

SKY DIGITAL STORES CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-52293	83-0463005
(State or other jurisdiction	Commission	(IRS Employer
of incorporation)	file number	Identification No.)

#8/F, South Block, Resouces Tech Building
1 Song Ping Shan Road,
High-Tech Industrial Park,
Nanshan District,
Shenzhen, China 518057

(Address of principal executive offices)

Registrant’s telephone number, including area code: 86 755 82718088

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Departure of Secretary and Director

On September 1, 2011, Ms. Tian Xiuhong resigned as a director and secretary of SKY Digital Stores Corp. (the “Company”). There were no disagreements between Ms. Tian and the Company or any officer or director of the Company which led to Ms. Tian’s resignation.

Appointment of New Secretary and New Directors

On September 1, 2011, the board of directors of the Company increased the size of the board to four members and appointed Mr. Ben Wang and Dr. Christos Vlachos as independent directors. In addition, Mr. Euclid C. Wong was appointed as a director and the secretary of the Company.

Mr. Euclid C. Wong does not receive any compensation pursuant to any standard arrangement for his services as secretary and director.

Mr. Euclid Wong served as a Vice President in the International Investment Division of Apical China Investment Company Ltd. from January 2010 to December 2010. His primary responsibilities were analysis project earning potential and risk analysis in line with the company’s investment policies and investor expectations for a healthy business growth and returns on a project basis for China and foreign countries. From 2008 to 2010, he was a managing director at Cappier International, a business consulting company where he engaged in fund raising, management and business consulting. Mr. Wong received his Bachelor degree from University of Evansville, Indiana in 1985 and an MBA degree from University of Louisville, Kentucky in 1996. His experiences in business development will help the Company to further establish its presence in China and seek opportunities internationally.

Pursuant to the terms of his appointment, Mr. Bin Wang shall receive 100,000 shares of the common stock of the Company per annum for his service. In addition, if the Company raises more than $5,000,000, Mr. Wang shall receive 3% of the proceeds as bonuses.

Mr. Bin Wang currently is an Independent Business Consultant. From April 2009 to March 2010, he was the Managing Director of Redchip Companies, Inc., an investor relationships firm.  From February 2007 to March 2009, Mr. Wang was a Managing Director at Eon Capital International Ltd. Form June 1994 to September 2006, he was a Vice President at JP Morgan Chase & Co. where he engaged in banking and financial management. Mr. Wang received his Master of Engineering degree from Jiao-Tong University, Xian, China in 1983. He also received a Master of Art degree in Economics in 1992 from Illinois State University. Mr. Wang has 25 years of management experience. His experience and knowledge from the real business world will help the Company develop its winning strategy, growth plan, assess both risks and opportunities in the marketplace, and assist the management team in taking the company to the next level.

Pursuant to the terms of his appointment, Dr. Christos Vlachos shall receive such number of shares of the common stock of the Company, whose value equal to $60,000 per annum for his service. The value of the shares will be an average of closing price for the 5 trading days prior to the issuance of the shares. In addition, if the Company raises more than $5,000,000, Dr. Vlachos shall receive 3% of the proceeds as bonuses.

From August 2005 to present, Dr. Vlachos serves as a consultant at Eravon Financiers Ltd. where he advises on international finance. He has experience in real estate fund management, director foreign investment in China, IPOs and cross country M&As in different industries, such as mining, infrastructure and utilities, shipping finance, retail, telecoms, food processing and energy. Mr. Vlachos received a Bachelor degree in Chemistry from Athens University, Greece in 1977. In 1981, he received a Ph.D in Materials Science and Engineering from Queen Mary College, University of London, United Kingdom. In 1989, Mr. Vlachos finished a one year program in Investment Management from London Business School, United Kingdom. Mr. Vlachos will provide the Company with insight to international finance and investment management.

None of the newly appointed directors have any family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between them and any other person pursuant to which they were appointed as directors. During the last two years, there have been no transactions, or proposed transactions, to which the Company was or is to be a party, in which the new directors (or any member of their immediate families) had or is to have a direct or indirect material interest.

Item 8.01 Other Events.

On September 7, 2011, the Company issued a press release announcing the appointment of the new secretary and the new directors. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by SKY Digital Stores Corp., dated September 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY Digital Stores Corp.

Date: September 7, 2011	By:	/s/ Lin Xiangfeng
Lin Xiangfeng
Chief Executive Officer and Chief Financial
Officer and Secretary

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